Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	August 21, 2007
Company:	National Bancshares Corporation 112 West Market Street Orrville, Ohio 44667
Contact:	David C. Vernon President and CEO
Phone:	330.682.1010
Fax:	330.684.2154
NATIONAL BANCSHARES CORPORATION APPOINTS VICTOR B. SCHANTZ, DIRECTOR
ORRVILLE, Ohio, August 21, 2007 — National Bancshares Corporation (OTC: NBOH) today announced that its Board of Directors has appointed Victor B. Schantz, President of the Schantz Organ Company, a Director of the Company and it’s subsidiary First National Bank. Mr. Schantz has been appointed as a Class I Director, with a term expiring in April 2009, to fill a position created by the retirement of a former Director.
Mr. Schantz has been President of Schantz Organ Co., Orrville, Ohio, a custom manufacturer of pipe organs for churches, since 2000. Prior to becoming President he was Executive Vice President from 1989 to 2000. “We are delighted that Victor has decided to join our Board” said John W. Kropf, Chairman. “Mr. Schantz has experience as a bank director and believes in community banking. He is dedicated to helping us build our bank and I am very pleased to have an opportunity to work with him” added David C. Vernon, President and CEO.
National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has fourteen offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Additional information is available at www.fnborrville.com.
FORWARD-LOOKING STATEMENT
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statement for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. National Bancshares and its subsidiary, First National Bank, assumes no obligation to update any forward-looking statement.